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As filed with the Securities and Exchange Commission on October 23, 2020

Registration No. 333-249235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AmeriHome, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	85-2732607 (I.R.S. Employer Identification Number)

1 Baxter Way
Thousand Oaks, California 91362
Telephone: (888) 469-0810
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

James S. Furash
Chief Executive Officer
1 Baxter Way
Thousand Oaks, California 91362
Telephone: (888) 469-0810
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Perry J. Shwachman, Esq. Samir A. Gandhi, Esq. Robert A. Ryan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5900 Facsimile: (212) 839-5599	Richard D. Truesdell, Jr., Esq. Pedro J. Bermeo, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 701-5800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        This amendment is being filed solely to file certain exhibits to the Registration Statement as indicated in Item 16 of Part II. No changes are being made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement and the preliminary prospectus has therefore not been included herein.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters' discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be paid
SEC registration fee	$33,212
FINRA filing fee	46,162
NYSE listing fee	125,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	1,300,000
Printing and engraving expenses	425,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	560,626

Total	$6,500,000

        We will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon completion of this offering, our certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon the completion of this offering, our certificate of incorporation will provide that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

        We plan to enter into indemnification agreements with each of our executive officers and directors. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

        We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

        Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On August 6, 2020, AmeriHome, Inc. issued 1,000 shares of common stock, par value $0.01 per share to A-A Mortgage in exchange for $10, which shares will be cancelled upon the filing of our amended and restated certificate of incorporation and the consummation of the Transactions. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

        In October 2020, AmeriHome Mortage Company, LLC and AmeriHome Finance Corp., wholly-owned direct or indirect subsidiaries of Aris Holding, expect to co-issue $300 million in aggregate principal amount of senior notes due 2028 to certain institutional accredited investors. No underwriter was involved in the transaction. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

        In October 2020, we entered into a subscription agreement with the "Starwood Investors pursuant to which such investors have agreed to purchase $100 million of newly issued shares of our Class A common stock from us at a price per share equal to the lower of the initial public offering price and $17.00 per share (the midpoint of the estimated offering price) less the underwriting discounts and commissions in a separate private placement transaction that is expected to close concurrently with this offering. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.    Financial Statements and Exhibits.

        (A)  Financial Statements. See Index to Financial Statements.

        (B)  Exhibits.

Exhibit Number		Description of Exhibit
1.1		Form of Underwriting Agreement relating to the Class A common stock
3.1	#	Certificate of Incorporation of AmeriHome, Inc.
3.2	#	Form of Amended and Restated Certificate of Incorporation of AmeriHome, Inc.
3.3	#	Bylaws of AmeriHome, Inc.
3.4	#	Form of Amended and Restated Bylaws of AmeriHome, Inc.
4.1
Certain instruments defining the rights of holders of long-term debt securities of the registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.
5.1	#	Opinion of Sidley Austin LLP regarding the validity of the shares of Class A common stock
10.1	#	Form of Second Amended and Restated Limited Liability Company Agreement of Aris Mortgage Holding Company, LLC
10.2	#	Form of Exchange Agreement
10.3	#	Form of Tax Receivable Agreement
10.4	#	Form of Registration Rights Agreement
10.5	#	Form of Stockholders Agreement
10.6	†	Form of Indemnification Agreement
10.7	†	2020 Equity Incentive Plan, to be effective prior to completion of this offering
10.8	+#	Credit and Security Agreement, dated August 26, 2016, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.

Exhibit Number		Description of Exhibit
10.9	+#	First Amendment to Credit and Security Agreement, dated June 8, 2017, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.10	+#	Second Amendment to Credit and Security Agreement, dated February 23, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.11	+#	Third Amendment to Credit and Security Agreement, dated September 7, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.12	+#	Fourth Amendment to Credit and Security Agreement, dated October 31, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.13	+#	Fifth Amendment to Credit and Security Agreement, dated January 9, 2019, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.14	+#	Sixth Amendment to Credit and Security Agreement, dated December 6, 2019, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.15	+#	Loan and Security Agreement, dated August 21, 2020, by and between Western Alliance Bank and AmeriHome Mortgage Company, LLC.
10.16	+#	Master Repurchase Agreement, dated October 9, 2015, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.17	+#	Amendment No. 1 to Master Repurchase Agreement, dated November 10, 2016, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.18	#	Amendment No. 2 to Master Repurchase Agreement, dated November 21, 2017, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.19	#	Amendment No. 3 to Master Repurchase Agreement, dated April 9, 2018, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.20	#	Amendment No. 4 to Master Repurchase Agreement, dated March 5, 2019, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.21	#	Amendment No. 5 to Master Repurchase Agreement, dated March 4, 2020, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.22	+#
Second Amended and Restated Master Repurchase Agreement, dated May 9, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Island Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.23	+#
Amendment No. 1 to Second and Restated Master Repurchase Agreement, dated August 22, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Island Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.24	#
Amendment No. 2 to Second and Restated Master Repurchase Agreement, dated May 3, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Island Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.25	+#
Amendment No. 3 to Second and Restated Master Repurchase Agreement, dated June 19, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Island Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.

Exhibit Number		Description of Exhibit
10.26	#	Amendment No. 4 to Second and Restated Master Repurchase Agreement, dated June 27, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Island Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.27	+#
Master Repurchase Agreement, dated August 13, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Island Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
10.28	+#
Amendment No. 1 to Repurchase Agreement, dated October 11, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Island Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
10.29	+#	Master Repurchase Agreement, dated August 17, 2017, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.30	+#	First Amendment to Master Repurchase Agreement, dated July 2, 2018, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.31	+#	Second Amendment to Master Repurchase Agreement, dated September 20, 2018, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.32	+#	Third Amendment to Master Repurchase Agreement, dated September 19, 2019, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.33	+#	Omnibus Letter Agreement, dated May 1, 2020, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.34	+#	Fourth Amendment to Master Repurchase Agreement, dated September 15, 2020, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.35	+#	Master Repurchase Agreement, dated August 16, 2019, between Royal Bank of Canada, as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.36	+#	Mortgage Warehouse Agreement, dated July 29, 2020, by and between AmeriHome Mortgage Company, LLC and Texas Capital Bank, National Association.
10.37	+#	Master Repurchase Agreement, dated July 24, 2015, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.38	+#	Amendment No. 1 to Master Repurchase Agreement, dated October 15, 2015, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.39	+#	Amendment No. 2 to Master Repurchase Agreement, dated May 31, 2016, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.40	#
Assignment and Amendment No. 3 to Master Repurchase Agreement and Assignment and Amendment No. 3 to Pricing Letter, dated August 11, 2016, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.41	+#	Amendment No. 4 to Master Repurchase Agreement, dated May 30, 2017, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.

Exhibit Number		Description of Exhibit
10.42	+#	Amendment No. 5 to Master Repurchase Agreement, dated June 5, 2018, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.43	+#	Amendment No. 6 to Master Repurchase Agreement, dated May 28, 2019, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.44	#	Amendment No. 7 to Master Repurchase Agreement, dated May 26, 2020, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.45	+#	Master Repurchase Agreement and Securities Contract, dated July 1, 2016, between Wells Fargo bank, N.A., as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.46	+#	Amendment No. 1 to Master Repurchase Agreement, dated May 10, 2019, between Wells Fargo bank, N.A., as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.47	+#	Loan Agreement, dated March 6, 2020, by and between Western Alliance Bank and AmeriHome Mortgage Company, LLC.
10.48	†	Form of Employment Agreement between AmeriHome, Inc. and each named executive officer
10.49	†	Form of Transaction Bonus Agreement among Aris Mortgage Holding Company, LLC, A-A Mortgage Opportunities, L.P. and James S. Furash.
10.50	†	Form of Transaction Bonus Agreement among Aris Mortgage Holding Company, LLC, A-A Mortgage Opportunities, L.P. and each of certain key employees.
21.1	#	Subsidiaries of the registrant
23.1	#	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)
23.2	#	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	#	Consent to be Named as a Director Nominee (Maxwell David)
23.4	#	Consent to be Named as a Director Nominee (Nancy De Liban)
23.5	#	Consent to be Named as a Director Nominee (Joseph D. Glatt)
23.6	#	Consent to be Named as a Director Nominee (Frederick Khedouri)
23.7	#	Consent to be Named as a Director Nominee (Neil Mehta)
23.8	#	Consent to be Named as a Director Nominee (Amar R. Patel)
23.9	#	Consent to be Named as a Director Nominee (Robert Ruberton)
23.10	#	Consent to be Named as a Director Nominee (Kenneth Shea)

#
Previously filed.

†
Indicates a management contract or compensatory plan.

+
Portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Thousand Oaks, State of California, on this 23rd day of October, 2020.

AmeriHome, Inc.
BY:	/s/ GARRETT GALATI
	NAME:	Garrett Galati
	TITLE:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JAMES S. FURASH James S. Furash	Chief Executive Officer and Director (principal executive officer)	October 23, 2020
/s/ GARRETT GALATI Garrett Galati	Chief Financial Officer (principal financial and accounting officer)	October 23, 2020

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Financial Statements and Exhibits.
  Item 17. Undertakings.
SIGNATURES